ARTICLES OF AMENDMENT


            DREYFUS NEW JERSEY MUNICIPAL BOND FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

            "SECOND:    The name of the corporation (hereinafter
            called the 'corporation') is Dreyfus Premier New
            Jersey Municipal Bond Fund, Inc."

            SECOND:     The charter of the Corporation is hereby amended
further by redesignating the issued and unissued shares of the Corporation as Class A Common Stock.

            THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

            IN WITNESS WHEREOF, Dreyfus New Jersey Municipal Bond Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

                                          DREYFUS NEW JERSEY MUNICIPAL
                                             BOND FUND, INC.



                                          By:/s/Mark N. Jacobs
                                             Mark N. Jacobs
                                             Vice President

WITNESS:



/s/Michael A. Rosenberg
Michael A. Rosenberg
Secretary